EXHIBIT 5.1

[Sempra Energy Letterhead]

October 8, 2009

Sempra Energy

101 Ash Street

San Diego, California 92101

Re:	Registration Statement No. 333-153425; Issuance of $750,000,000 Aggregate
Principal Amount of 6.00% Notes due 2039

Ladies and Gentlemen:

I am the Chief Corporate Counsel of Sempra Energy, a California corporation (the “Company”), in connection with the Company’s issuance of $750,000,000 aggregate principal amount of 6.00% Notes due 2039 (the “Notes”) under an indenture, dated as of February 23, 2000, between the Company and U.S. Bank National Association, as successor Trustee to U.S. Bank Trust National Association, and an officers’ certificate, dated October 8, 2009, setting forth the terms of the Notes, and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 11, 2008 (Registration No. 333-153425) (as amended, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Notes.

As such counsel, I or attorneys acting under my supervision have examined such matters of fact and questions of law as I have considered appropriate for purposes of this letter. With your consent, I have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. I am opining herein as to the internal laws of the State of California, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is my opinion that, as of the date hereof, the Notes have been duly authorized by all necessary corporate action of the Company.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. I consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated October 8, 2009 and to the reference to me contained in the prospectus for the offering of the Notes under the heading “Legal Matters.” In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Gary W. Kyle
Gary W. Kyle, Esq.